EMPLOYMENT AGREEMENT

This Agreement, dated as of February 14, 2007 (this “Agreement”), is between CORMEDIX INC., a Delaware corporation with principal executive offices at 787 Seventh Avenue, 48th Floor, New York, New York 10019 (the “Company”), and Mark Houser, M.D., residing at 8 Barlow Drive, Califon, NJ 07830 (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as Chief Medical Officer of the Company, and the Employee desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.  Employment.

(a) Services. The Employee will be employed by the Company as its Chief Medical Officer. The Employee will report to the Chief Executive Officer of the Company and shall perform such duties as are consistent with his position as Chief Medical Officer (the “Services”). The Employee agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company without the prior written consent of the Chief Executive Officer of the Company and the Board of Directors of the Company (the “Board”).

(b) Acceptance. Employee hereby accepts such employment and agrees to render the Services.

2.  Term. The Employee’s employment under this Agreement (as it may be extended, the “Term”) shall commence on March 1, 2007 (the “Commencement Date”) and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 8 below; provided, however, that the Term shall be extended automatically for additional one-year periods unless one party shall advise the other in writing at least sixty (60) days before the initial expiration of the Term or an anniversary date thereof that this Agreement shall no longer be so extended. Notwithstanding anything to the contrary contained herein, Sections 5, 6 and 9 shall survive the expiration or termination hereof.

3.  Best Efforts; Place of Performance.

(a) The Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Employee of his duties hereunder or the Employee’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b) The duties to be performed by the Employee hereunder shall be performed primarily at the principal office of the Company in the New York, New York metropolitan area, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate. Notwithstanding the foregoing, the Company may be relocated to another area or city within the United States with consent of the Board.

4.  Compensation. As full compensation for the performance by the Employee of his duties under this Agreement, the Company shall pay the Employee as follows:

(a)       Base Salary. The Company shall pay Employee a salary (the “Base Salary”) equal to Two Hundred Twenty Thousand Dollars ($220,000.00) per year. Payment shall be made in accordance with the Company’s normal payroll practices. The Board of Directors shall annually review the Base Salary to determine whether an increase in the amount thereof is warranted.

(b)       Annual Milestone Bonus. At the discretion of the Board, the Employee shall receive an annual bonus based on Employee’s performance during each calendar year during the Term (the “Annual Milestone Bonus”) in an amount of up to thirty percent (30%) of his Base Salary (pro rated for any partial calendar year of service), based on the attainment by the Employee of certain financial, clinical development and business milestones (the “Milestones”). Milestones for each calendar year shall be established by the Chief Executive Officer, in conjunction with the Board, after consultation with the Employee, not more than sixty (60) days following the beginning of each calendar year. The Annual Milestone Bonus shall be payable in cash as a lump-sum payment no later than seventy-five (75) days after the end of each calendar year.

(c)       Restricted Shares. As additional compensation for the Services to be rendered by the Employee pursuant to this Agreement, the Company shall issue and sell to the Employee a number of restricted shares of common stock, par value $0.001 (the “Common Stock”), of the Company (the “Restricted Shares”) representing two percent (2.0%) of the outstanding Common Stock of the Company (excluding certain shares of Common Stock issued to management of the Company). The aggregate purchase price for the Restricted Shares shall equal One Hundred Six Dollars ($106), which the Company represents is equal to the fair market value of those Restricted Shares as of the date of purchase. The Restricted Shares, to the extent unvested, shall be held in escrow at Paramount BioSciences, LLC. On each anniversary of the Commencement Date, one-third (33.3%) of the original number of Restricted Shares, subject to stock splits, subdivisions, or other similar transactions, shall vest, subject to the terms of this Agreement, and the Escrow Agent shall release such vested shares to the Employee. In connection with such grant, the Employee shall enter into the Company’s standard restricted stock agreement attached hereto as Exhibit A and the escrow agreement attached hereto as Exhibit B which will incorporate the foregoing provisions regarding the lapsing of the risk of forfeiture with respect to the Restricted Shares and the relevant provisions contained in Section 9 below. No Restricted Shares granted hereunder shall vest unless the Employee is a current employee of the Company, unless specifically stated herein.

(d)       Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Employee under this Section 4.

(e)       Expenses. The Company shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f)       Other Benefits. The Employee shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company shall make available to its senior executives from time to time. In addition, until such time as the Company establishes, and Employee becomes eligible to participate in, a benefits program, the Company (i) shall reimburse the Employee for his actual and documented costs incurred in maintaining his current insurance plans pursuant to COBRA; and (ii) shall reimburse the Employee for his actual and documented costs incurred in obtaining short and long term disability insurance on terms substantially similar to those provided by such previous employer, provided that the amounts reimbursed pursuant to the foregoing clauses (i) and (ii) shall not exceed One Thousand Five Hundred Dollars ($1,500) in the aggregate per month.

(g)       Vacation. The Employee shall be entitled to a vacation of four (4) weeks per annum, in addition to holidays observed by the Company, to be taken in accordance with the Company’s employee policies, and subject to the requirement that no more than two weeks be taken consecutively and that all vacation is subject to the prior approval of the Chief Executive Officer. Subject to the Company’s vacation policy as in effect from time to time, the Employee may not be entitled to carry any vacation forward to the next year of employment and may not receive any compensation for unused vacation days.

5.  Confidential Information and Inventions.

(a)       The Employee recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Employee agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Employee expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Employee agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Employee’s duties to the Company. The Employee agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event as soon as practicable following his termination of employment.

(b)       Except with prior written authorization by the Company, the Employee agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)       The Employee agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term that relate to the business of the Company shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Employee hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(c) with respect to any Invention. The Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Employee will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)       The Employee acknowledges that while performing the Services under this Agreement the Employee may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Employee understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Employee), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Employee shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)       Employee agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements and Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(f)        The provisions of this Section 5 shall survive any termination of this Agreement.

6.     Non-Competition, Non-Solicitation and Non-Disparagement.

(a)       The Employee understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Employee will have access to and knowledge of Confidential and Proprietary Information and the Employee agrees that, during the Term and for a period of six (6) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company (a “Subsequent Employer”), either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company, within the geographic area of the Company’s business, which is deemed by the parties hereto to be the United States; provided, however, that the Employee may enter into or engage in any Subsequent Employer as long as the Employee does not provide services to that portion or portions of such Subsequent Employer’s business that is directly or indirectly competitive with the business of the Company. The Employee acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Employee narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged in the development and commercialization of therapeutics (including drugs, medical devices and vaccines) for those indications in which the Company or any of its direct or indirect subsidiaries is actively engaged or has taken reasonable steps to become engaged at the time of the termination of the Employee’s employment or during the two year period prior thereto. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit the Employee from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation.

(b)       The Employee hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 6(a) is reasonable with respect to its duration, geographic area and scope. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.

(c)       During the Term and for a period of six (6) months thereafter, the Employee shall not, directly or indirectly, without the prior written consent of the Company:

(i) solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii) solicit or accept employment or be retained by any Person who, at any time during the Term of this Agreement, was an agent, client or customer of the Company where his position will be related to the business of the Company; or

(iii) solicit or accept the business of any agent, client or customer of the Company with respect to products or services similar to those provided or supplied by the Company.

(d)       The Company and the Employee each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(e)       In the event that the Employee breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Employee as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Employee hereby agrees to account for and pay over such Benefits to the Company. The Company and the Employee agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the County and State of New York and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the personal jurisdiction of such courts. The Employee agrees that in an action pursuant to Sections 5 or 6, that if the Company makes a prima facie showing that the Employee has violated or apparently intends to violate any of the provisions of Sections 5 or 6, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief.

(f)       Each of the rights and remedies enumerated in Section 6(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Employee shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(g)       The provisions of this Section 6 shall survive any termination of this Agreement.

7.     Representations and Warranties by the Employee.

The Employee hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

(ii) Employee will not use any confidential information or trade secrets of any third party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(iii) The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.     Termination. The Employee’s employment hereunder shall be terminated upon the Employee’s death and may be terminated as follows:

(a)           The Employee’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Employee shall constitute “Cause”:

(i) The willful failure, disregard or refusal by the Employee to perform his duties hereunder;

(ii) Any willful, intentional or grossly negligent act by the Employee having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii) Willful misconduct by the Employee in respect of the duties or obligations of the Employee under this Agreement, including, without limitation, insubordination with respect to directions received by the Employee from the Chief Executive Officer or the Board;

(iv) The Employee’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following an allegation by an employee, contractor or customer of the Company, that the Employee engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii) Breach by the Employee of any of the provisions of Sections 5, 6 or 7 of this Agreement; or

(viii) Breach by the Employee of any provision of this Agreement other than those contained in Sections 5, 6 or 7 which is not cured by the Employee within thirty (30) days after notice thereof is given to the Employee by the Company.

(b) The Employee’s employment hereunder may be terminated by the Company due to the Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Company has provided a written termination notice to the Employee supported by a written statement from a reputable independent physician to the effect that the Employee shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six (6) months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Company after the Employee has been unable to substantially perform his duties hereunder for 60 or more consecutive days, or more than 90 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 8(b), the Employee agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c) The Employee’s employment hereunder may be terminated by the Board upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means, following the Commencement Date:

(i) the acquisition by any Person (including a group of Persons within the meaning of Section l3(d)(3) or l4(d)(2) of the Exchange Act) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(d)       The Employee’s employment hereunder may be terminated by the Employee with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (i) any reduction by the Company of the Employee’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Employee, shall not be deemed a reduction of the Employee’s compensation package for purposes of this definition), (ii) any relocation of the place of employment of the Employee more than thirty (30) miles from the New York, New York city limits and more than sixty (60) miles from the Employee’s address listed herein and located outside the state of New Jersey; and (iii) any material adverse change in his title, duties or responsibilities.

(e)       The Employee’s employment may be terminated by the Company for any reason or no reason.

9. Compensation upon Termination.

(a)       If the Employee’s employment is terminated as a result of his death or Disability, the Company shall pay to the Employee or to the Employee’s estate, as applicable, his Base Salary and any accrued but unpaid Annual Milestone Bonus and expense reimbursement amounts through the date of his death or Disability. All Restricted Shares and stock options held by the Employee (the “Stock Options”) that are scheduled to vest on the next succeeding anniversary of the Commencement Date shall be accelerated and deemed to have vested as of the termination date. All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date.

(b)       If the Employee’s employment is terminated by the Company for Cause or by the Employee other than for Good Reason, then the Company shall pay to the Employee his Base Salary and unreimbursed expenses through the date of his termination and the Employee shall have no further entitlement to any other compensation or benefits from the Company. All Restricted Shares and Stock Options that have not vested as of the date of termination shall be forfeited to the Company as of such date.

(c)       If the Employee’s employment is terminated by the Company (or its successor) within thirty (30) days prior to or sixty (60) days following the occurrence of a Change of Control and on the date of termination pursuant to Section 8(c) the fair market value of the Company’s Common Stock, in the aggregate, as determined in good faith by the Board on the date of such Change of Control, is less than two (2) times the amount the Company has raised in gross proceeds through the sale of Equity Securities, then the Company (or its successor, as applicable) shall continue to pay to the Employee his Base Salary and benefits for a period of three (3) months following such termination as well as any expense reimbursement amounts owed through the date of termination, and, notwithstanding any provision of this Agreement to the contrary, all non-competition and non-solicitation obligations of the Employee under Section 6 of this Agreement shall last for three (3) months. All Restricted Shares and Stock Options that are scheduled to vest on the next succeeding anniversary of the Commencement Date shall be accelerated and deemed to have vested as of the termination date. All Restricted Shares and Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be forfeited to the Company as of such date. As used herein, “Equity Securities” shall mean shares of Common Stock, preferred stock, options, warrants or other rights to purchase Common Stock or securities or evidences of indebtedness convertible into or exchangeable for shares of Common Stock.

(d)       If the Employee’s employment is terminated by the Company other than as a result of the Employee’s death or Disability and other than for reasons specified in Sections 9(b) or (c) (including, without limitation, any termination as a result of the Company’s nonrenewal of this Agreement), or by the Employee for Good Reason, then the Company shall (i) continue to pay to the Employee his Base Salary for a period of six (6) months following such termination, (ii) pay the Employee any expense reimbursement amounts owed through the date of termination, and (iii) all Restricted Shares and Stock Options that are scheduled to vest during the Term shall be accelerated and deemed to have vested as of the termination date. The Company’s obligation under clause (i) of this Section 9(d) shall be subject to offset by any amounts otherwise received by the Employee from any employment during the six (6) month period following the termination of his employment.

(e)       This Section 9 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, and the Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not expressly provided in Section 9.

(f)       Notwithstanding anything in this Agreement or any other agreement between the Employee and the Company to the contrary, in the event that the Company determines that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to “excess parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by Employee, then the total amount of payments or benefits payable to Employee shall be reduced to the largest amount such that the provisions of Section 280G of the Code relating to “excess parachute payments” shall no longer be applicable. Should such a reduction be required, the Company shall determine which payment or benefit to reduce or eliminate.

(g)       The provisions of this Section 9 shall survive any termination of this Agreement.

10.   Compliance with Code Section 409A.

(a)       If any payment, compensation or other benefit provided to the Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Employee is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Employee during the period between the termination date and the New Payment Date shall be paid to the Employee in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(b)       The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Employee the after-tax economic equivalent of what otherwise has been provided to the Employee pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.

11.   Miscellaneous.

(a)       This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

(b)       Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in paragraph (i) of this Section 11 below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)       This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)       This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)       This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)       The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)       All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) upon confirmation of receipt of telecopy or other electronic facsimile transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Post Office, postage prepaid, in each case to such party at the address set forth on the signature page hereto, or to such other addresses and to the attention of such other individuals as any party shall have designated to the other parties by notice given in the foregoing manner.

(h)       This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)       As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j)       The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)      This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(l)       As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, “or” is not exclusive.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CORMEDIX INC.

By: /s/ Bruce Cooper, M.D.
Name: Bruce Cooper, M.D.
Title: President and Chief Executive Officer

EMPLOYEE

/s/ Mark Houser, M.D.
Mark Houser, M.D.